Exhibit 99.2

Susan Panuccio to Depart News Corp in 2025, with Lavanya Chandrashekar Joining the Company as New Chief Financial Officer

Panuccio’s departure comes after two successful decades at News Corp, including transformational leadership as Chief Financial Officer

Chandrashekar comes to News Corp after a successful run as CFO of Diageo and 25-plus years in global finance

New York, NY (November 7, 2024) – News Corp (NASDAQ: NWS, NWSA; ASX: NWS; NWSLV) announced today that Susan Panuccio will step down from her role as Chief Financial Officer on January 1, 2025, and will be succeeded by Lavanya Chandrashekar. Ms. Panuccio will continue in an advisory capacity for six months to help ensure a smooth transition and to support Ms. Chandrashekar.

Ms. Panuccio has been a key leader during a period of rapid expansion and transformation for News Corp since becoming Chief Financial Officer in March 2017. During her tenure, News Corp has achieved record results, and transitioned into a diversified digital- and subscription-first business. The company has generated very healthy free cash flows, successfully completed two debt offerings at attractive rates and boosted capital returns through its $1 billion repurchase program. Under Ms. Panuccio’s leadership, News Corp made several strategic investments within the company’s key growth pillars, including expansion of B2B at Dow Jones, while streamlining costs and adding high margin, content licensing revenues from tech platforms. During her time at News Corp, the company’s share price has risen over 140% since March 1, 2017, materially outpacing sector performance during that period.

“Susan’s steadfast leadership, sharp instincts and strategic mindset have helped guide News Corp through a remarkable period of growth. We will miss Susan deeply, and I am personally grateful for her partnership over the years,” said News Corp Chief Executive Robert Thomson. “Susan’s work not just here in New York, but in leadership roles in Australia and the United Kingdom, has been transformational for News Corp, and her impact cannot be understated. Her thoughtfulness and care for the company have continued through the succession process, and I am pleased to have her continued support for the remainder of this fiscal year.”

“After nearly eight years in this role and over two decades at News Corp, I am going to take some much-desired time off to spend with my family,” said Ms. Panuccio. “It has been a privilege to help Robert lead News Corp’s transformation into the global news and information powerhouse it is today, and I truly believe that the company has an incredibly bright future ahead. I have been so fortunate over the years to have had the support of both Rupert and Lachlan, together with our Board of Directors, and I would like to sincerely thank them all.”

The Board of Directors, in consultation with Ms. Panuccio, has executed a well planned succession process to identify and transition responsibility to her successor. Ms. Chandrashekar has nearly 30 years of experience in international finance and investor relations, and has held senior positions at blue chip consumer facing companies, including Procter & Gamble, Mondelēz and Diageo, where she was Chief Financial Officer from 2021 to September of 2024. During her tenure at Diageo, Ms. Chandrashekar led the company through a period of profitable and accelerated growth, with the company growing at a 10.5% CAGR. An innovative global executive, Ms. Chandrashekar spearheaded and launched a multi-faceted global digital transformation program for Diageo. Her passion for mission and culture enabled the development and elevation of talent across the company.

“I am thrilled to welcome Lavanya to News Corp, and look forward to her joining our leadership team,” said News Corp Chief Executive Robert Thomson. “Lavanya’s mix of financial acumen, global experience and proven integrity were compelling characteristics of her professional personality. Lavanya has meaningful experience leading transformation initiatives, and her support will be welcome as News Corp continues its ambitious journey.”

“I have tremendous respect for News Corp and its leadership team, and am honored to join them,” said Ms. Chandrashekar. “I am fortunate to be joining this company during an exciting period of growth and transformation, and look forward to taking on the challenge of helping to shepherd News Corp into the future.”

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About News Corp
News Corp (Nasdaq: NWS, NWSA; ASX: NWS, NWSLV) is a global, diversified media and information services company focused on creating and distributing authoritative and engaging content and other products and services. The company comprises businesses across a range of media, including: information services and news, digital real estate services, book publishing and subscription video services in Australia. Headquartered in New York, News Corp operates primarily in the United States, Australia, and the United Kingdom, and its content and other products and services are distributed and consumed worldwide. More information is available at: http://www.newscorp.com.

Contacts
News Corp Corporate Communications
Arthur Bochner
646-422-9671
abochner@newscorp.com

News Corp Investor Relations
Michael Florin
212-416-3363
mflorin@newscorp.com

Anthony Rudolf
212-416-3040
arudolf@newscorp.com